Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of The Interpublic Group of Companies, Inc. (the “Company”) of our report dated September 12, 2007 relating to the consolidated financial statements of Lintas India Private Limited for the year ended March 31, 2007, which appears in the Company’s Amendment to Current Report on Form 8-K filed on September 14, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Price Waterhouse & Co.
Price Waterhouse & Co.

Mumbai, India
September 25, 2007